Exhibit 14.1
ENERGROUP HOLDINGS CORP
CODE OF ETHICS

I.	Introduction
This Code of Ethics (“the Code”) is applicable to all employees, officers, consultants and board members (“employees”) of Energroup Holdings Corp. and all of its subsidiaries and affiliates (“the Company”).

“Affiliates” means the companies that are controlled by the Energroup Holdings Corp or the companies to which Energroup Holdings Corp has the decision making authority through all arrangements.

In accordance with Section 406 of the Sarbanes – Oxley Act of 2002, the Code serves as the Company’s guidebook of business ethics. Compared to laws and regulations applicable to common business acts, the Code sets higher requirements and standards that the Company promises to comply with.

II.	General Principles
The Code has the following general principles:
1.	Compliance of laws and regulations
The Company and the employees must comply with all applicable federal, state, and local laws, regulations, rules, and regulatory orders.
2.	Honesty and morality
The Company promises to act by the upmost standard of honesty and morality in transactions with shareholders, employees, clients, suppliers, communities, governments and general public, even when a conflict of interest occurs in the transaction.
3.	Adequate and faithful disclosure
The Company promises to make complete, adequate, accurate, prompt and understandable disclosure of information in its statements and reports submitted to the governmental supervisors and any other public agencies.

The execution of the Code shall be enforced in all levels of the Company. It is the employees’ responsibility to be educated of the Code, to comply with the Code and to ensure compliance of others.

III.	Applicable Laws and Regulations
The Company’s policies shall, literally or substantially, comply with all applicable laws and regulations, which include but not limited to laws and regulations on security, labor and employment, corruption and bribery, copyright, trademark, trade secret, privacy, private agreement, gifts and benefits, harassment, employee health and safety, fraud or misleading financial information, and embezzlement or misuse of company property.

Any employee, who cannot make sure whether an event of discordance of applicable laws, regulations, binding policies or company rules occurs, shall report the event to and discuss it with the department manager, officers of human resource or legal department, or CEO. The failure to do so constitutes as a violation of the Code.

IV.	Employee Relationships
1.	Relationship between the Company and employees
The employment is subject to national laws and employment agreements. When the local laws disagree with the national laws or employment agreements, the local laws prevail.
2.	Working environment
The Company commits itself to creating a working environment of mutual respect and trust. All employees have the duty to maintain good faith and active attitude.
3.	Harassment
The Company provides a working environment in which everyone is treated with due respect. Acts of disrespect, such as improper rage, violence, duress, threaten or any form of confrontation, shall not be allowed. The Company forbids any form of harassment, verbal or non-verbal, toward employees conducted by any member of the management, non-management or outsiders, including but not limited to offensive flirtation, insulting or discriminating words, or displaying of sexually suggestive visuals.
4.	Discrimination
The Company shall treat all employees equally, except for treatment related to working performance. The Company’s decisions on hiring, employment, training, promotion and salary shall not be based on the employees’ race, nationality, religion, sex, age, complexion, physical deformity, experience, marriage status or any other legally protected factors.
5.	Prohibition of smoking and drinking
Any employee shall not smoke in any areas other than the smoking area within the Company. Moderate drinking is allowed only in Company’s ceremonies or welcoming events after approval.
6.	Safety
The Company shall comply with safety regulations and take reasonable measures to protect employees from hidden dangers.
7.	Employees’ privacy
Employees’ privacy shall be respected. Employees’ acts after work shall not be supervised or watched, except when the lack of such supervision will influence employees’ work performance, the Company’s prestige or legitimate profits.
8.	Open communication
Any disagreement shall be openly communicated to the Company.

9.	Treatment to employees
The Company values the employees as the owner of the Company and adopts equal assessing and rewarding treatment so as to maintain a longstanding and efficient working environment. The employees is the key to success.
10.	Conflict of interest
The Company requires the employees to work with honesty and good faith, and avoid conflict of interest in all efforts. A conflict of interest arises any time an employee’s personal interests or activities influence his or her ability to act in the best interests of the Company. All employees must discharge their responsibilities solely on the basis of what is in the best interest of the Company and independent of personal consideration or relationships. For more detailed regulations concerning conflict of interest, please read the Avoidance of Conflict of Interest. Besides the prohibited acts in the Avoidance of Conflict of Interest, any direct or indirect offer or arrangement of credit in the form of personal loan to the directors or member of management by Baidu.com, Inc shall be prohibited.
11.	Illegal or improper act
Prohibited illegal or improper act includes but not limited to:
•	Any act that violates the laws and regulations, disaccords with public morality, or involves with dishonesty or breach of duty to an extent of violation of law.
•	Multiple failures to fulfill work duty, including failure of obeying the order from the board of director or manager.
•	Failure to disclose supplementary or private agreement outside principal agreement to any agent, customer, supplier or partner.
•	Any other improper act that may or is likely to harm the reputation or benefit of the Company.
•	False statement made to the Company regarding personal experience or heath condition.
•	Hazardous comment or defamation of the Company, coworkers or business partners made without authorization in the name of the Company or an individual.
12.	Defraud and similar action against the laws and regulations
Any employee, who is aware of any defraud or other actions that may result in false accounting, recording or misleading registration, including but not limited to any act prohibited by the Prohibition of Private Agreement, the Avoidance of Conflict of Interest, Confidentiality and Disclosure Rules and Regulation on Material Disclosure of Non-Public Information and Insider Trading, shall report to the Company according to the Reporting Procedures.

V.	Unfair Competition
The Company and its employees shall not compete through improper means, or fabricate or disseminate false information so as to harm the reputation of the Company’s competitors. The Company and its employees shall not infringe the trade secret of the competitors by illegal means. Trade secret means the undisclosed or protected technological or financial information that has economic value or may accrue profit to the competitors.

VI.	Illegal or Improper Payment
The Company’s business conduct shall be in accordance with its principle of fair trade. The Company and its employees shall not conduct bribery in order to sell the products by offering money or by any other means. It is also a bribery to offer an off-the-book kickback.

Any discount, including but not limited to commission and property, shall be offered expressly accompanied with documentations and notice of accounting to financial department.

VII.	Public Disclosure, Accounting Management, Procedures and Records
1.	Complete, adequate, accurate, prompt and understandable disclosure
The integrity of our records and public disclosures depends on the accuracy, completeness, and validity of the information supporting the entries to our books and records. As a public company, the Company shall disclose its financial status and any other important information related to the operation of the Company to the public investors and SEC. The Company guarantees that all its disclosure to government agencies and other public agencies, including but not limited to disclosure of information concerning the Company’s operation, business and finance, be complete, adequate, accurate, prompt and understandable.

The Company and its employees shall comply with all applicable laws and regulations of auditing, reporting, estimating and budgeting. Inaccurate, incomplete or untimely reporting that may harm the Company’s benefit shall be prohibited and be subject to legal liability.

To meet the requirement on disclosure of information:
•       The Company is committed to design and operate an internal accounting procedure so as to ensure the proper authorization and record of all inside transactions as well as the Company’s compliance of laws and regulations. The Company’s internal control measures includes but not limited to policy-making, supervisor examinations and control, budget control and other inspections and auditing.
•       The Company is committed to design and operate a disclosure procedure so as to ensure that the Company makes proper disclosure in accordance with laws and regulations.

All employees shall be aware that it is every employee’s duty to comply with the Company’s procedures on internal control and disclosure of information and ensure the completeness, adequacy, accuracy and promptness of disclosure. Every employee is required to be familiar with these procedures.

Employees shall comply with principles, including but not limited to the following:
•       All transactions shall be made with proper authorization and be accurately and completely recorded in the Company’s accounting records;
•       All record of accounting and financial statements shall be in conformity with the applicable laws and regulations. No false or misleading record is allowed.
•       Transactions shall be supported by appropriate documentation. Employees shall comply with all requirements of the management or internal and external auditors.
•       No employee shall keep information from the Company’s internal and external auditors, or make false or misleading statement on purpose.
•       No entry shall be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods.

Employees shall report any possibility of inaccurate or incomplete record, especially:
•       Any discordance between financial statement and actual transaction
•       Any transaction without a proper business purpose
•       Any request to evade inspection

2.	Outside communication
The Company values its credit and reputation. Any comment or report from investors or press will have positive or negative influence to the Company. The Company’s general policy is to provide prompt, accurate and complete information to outsiders (press, analysts, etc.) at its request while comply with requirements against selective disclosure of financial data and keep competitive and exclusive information confidential. The Company has the following two rules on communication:

(1)	Fair disclosure and communication with the financial community
As a US public company, the Company should comply with the fair disclosure regulations in US security law (“Regulation FD”). Regulation FD provides that when an issuer discloses material nonpublic information to certain individuals or entities—generally, securities market professionals, such as stock analysts, or holders of the issuer's securities who may well trade on the basis of the information—the issuer must make public disclosure of that information. Any material information shall be disclosed to all investors on an equal basis.

Only the manager of investor relations has the authority to disclose the Company’s information at the request of securities market professionals or stockholders. Any employee shall not directly communicate with investors (including but not limited to stockholders, analysts, fund manager or potential investors) regarding the Company’s disclosed or undisclosed information without the approval of the manager of investor relations. Upon receipt of disclosure request from stock market professionals or stockholders, an employee shall inform the manager of investor relations.
(2)	Communications with media
Any employee shall not make public or non-public communication with media before consulting the officer in charge of information disclosure. For instance, if a customer posts a letter of complaint on a public bulletin board, an employee shall report it to the officer in charge.

If the press has questions or requests to the Company’s information, an employee shall report to the manager of investor relations promptly.

The employees shall read the Outside Communication Regulation so as to be familiarized with the rules of conduct in communication to the press.

VIII.	Partners, Suppliers and Customers
1.	Products and services
The Company promises to conduct fair trading activities with its suppliers. The Company chooses its suppliers based on a fair assessment of the price, service, quality, reputation of the supplier and the long-term benefit of the Company without any discrimination or defraud.

When dealing with suppliers, no employee shall use his influence to obtain a preferential treatment from a supplier. No employee shall accept or require personal benefit from the Company’s suppliers or potential suppliers. Employees shall keep confidential the offering price or product information of the Company’s suppliers or potential suppliers.

Purchase agreement shall be properly examined and approved. The agreement shall clarify the services and products to be sold/purchased, calculation of payment, prices and fees. The payment shall be matching to the services or products.

2.	Gifts or rewards
No employee shall accept kickbacks, off-the-book commissions or any other personal benefits, or offer briberies. Any giving or acceptance of gifts may be seen as an improper infliction of influence.

No employee’s families or employees shall accept gift or reward that imposes or is likely to impose influence on business judgments or performance of duties.

Employees shall report to his supervisor and obtain an approval before accepting a gift. The acceptance of gift shall be recorded by the human resource department. An employee who is offered any benefit or reward shall report to his supervisor.

Employees can accept without reporting gifts that have no economic value, such as diary, calendar, memo, etc.

Employees shall reject the following gifts:
(1)	Gifts that may cause unnecessary propaganda effect.
(2)	Gifts that impose influence on the Company or cause embarrassment to the Company.
(3)	Gifts that impose restriction or obligation on the Company.
(4)	Gifts that are in the form of cash
The Company shall record its gifts or rewards to others.

3.	Relationship with customers and potential customers
The Company is committed to fulfill all requirements of its customers. No employee shall make false statement concerning the services or products of the Company or its competitors. No employee shall make supplementary or private agreement with customers or offer bribery in any form to government officers so as to get or maintain customers.

4.	Other regulations
Employees shall comply with other regulations on business partner, supplier and customer, including but not limited to Regulation Against Private Agreement.

IX.	Protection of Company Information and Property
1.	Disclosure of information
The Company has made the Regulation Against Disclosure of Confidential Information and the Regulation on Material Disclosure of Non-Public Information and Insider Trading, so as to (1) prevent the confidential information of the Company’s business and technology from being disclosed to a third party without authorization and to (2) prevent the material undisclosed information that is not subject to disclosure requirements from being disclosed or misused in security trading.

2.	Protection of the Company’s property
All employees shall have the duty to protect the Company’s properties from being lost, destroyed, misused or stolen. The Company’s properties include but not limited to information, technology material, software, information resources, buildings, devices and facilities, documentations and cash.

The Company’s properties shall be only for business use, not for personal use. Any employee whose employment is ending shall return the Company’s property, including documentations.

Under the terms of the employment, intellectual property created by employees using the Company’s resources (including information) is entitled to the Company. In addition, employees shall comply with the Regulation Against Disclosure of Confidential Information regarding the intellectual property.

X. Reporting of Violation and Rules Against Revenge
1.	Reporting of violation
The Company has made the Reporting Procedures. All employees have the duty to report any known or suspect violating conduct accordingly to the appointed departments or authorities.
2.	Rules against revenge
No employee shall take revenge to good faith reporting. The Company reserves the right to punish the employee who makes hostile reporting, insulting reporting or false reporting. Please read the Regulation Against Revenge for more detailed information.

XI.	Punishment on Violation of the Code
Any violation of the Code or other regulations is subject to punishment. Violation under the order of supervisor is not a defense. Punishment to the person in charge includes dismissal.

XII.	Amendment and Exemption
1.	Amendment
The Company’s human resource department shall examine the Code on a quarterly basis. If necessary, amendment shall be made upon the approval of the board of directors. All employees shall be notified of such amendments by writing (such as email). The Code is available on the Company’s website. The human resource department may provide relevant training.
2.	Exemption
Exemptions can only be granted in special occasions. Only the board of directors and its appointed committee has the right to grant exemption to employee’s violating conduct.

XIII.	Questions
Employees are encouraged to raise any question concerning the Code to the human resource department, legal department and internal audit department.

XIV.
All employees shall comply with all the Company’s regulations, including but not limited to Regulation Against Conflict of Interest, Regulation Against Disclosure of Confidential Information, Regulation on Material Disclosure of Non-Public Information and Insider Trading, Prohibition of Private Agreement, Reporting Procedures and Reporting and Rules Against Revenge.

XV.	Date of Effect: July 1, 2008

Draft by Human Resource Department, Internal Audit Department and Legal Department
Approved by the Board of Directors on July 1, 2008